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                                                                    Exhibit 99.2

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Massachusetts RRB Special Purpose Trust BEC-1:

In our opinion, the accompanying statement of net assets available for trust activities and statement of changes in net assets available for trust activities present fairly, in all material respects, the net assets available for trust activities of Massachusetts RRB Special Purpose Trust BEC-1 at December 31, 1999 and the changes in net assets available for trust activities for the period from July 27, 1999 (date of inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


Boston, Massachusetts
January 26, 2000